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                                                                      EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm
            _________________________________________________________

To the Members of the Board of Directors of Hanover Direct, Inc.:

We consent to the incorporation by reference in the Registration Statement [No. 333-03871 and 2-94286] on Form S-8 of Hanover Direct, Inc. of our report dated June 24, 2004, with respect to the statements of net assets available for benefits of the Hanover Direct, Inc. Savings and Retirement Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, line 4(i) - schedule of assets (held at end of year) as of December 31, 2003, which report appears in the December 31, 2003, annual report on Form 11-K of Hanover Direct, Inc. Savings and Retirement Plan.

/s/ KPMG LLP

New York, New York
June 28, 2004